Exhibit 3.147

COMPANY HAVING A SHARE CAPITAL Memorandum of association of ENSCO UK DRILLING LIMITED Each subscriber to this memorandum of association wishes to form a company under the Companies Act 2006 and agrees to become a member of the company and to take at least one share. Name of each subscriber Authentication ENSCO Global LImited Authenticated Electronically Dated: 28/09/2017 1